Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. [***] indicates that information has been redacted.

Exhibit 10.6

Date: 14th October, 2024

Private and Confidential

Phoebee Madisson Gahan

Passport Number: [***]

Dubai

United Arab Emirates

Subject: Offer of Employment

Dear Phoebee,

Congratulations! We are pleased to inform you that you have been selected for the position of General Counsel.

You will be an employee of Connect Resources (the "Company") as your Employer of Record and you will be working for Nscale Operations B.V. (the "Client", together with any of its parent and/or subsidiary undertakings, the "Client Group" and each a "Client Group Company") and you will be based in the UAE.

The Company is registered with the UAE Ministry of Human Resources & Emiratisation ("MoHRE") and so you will also be required to enter into a prescribed form MoHRE contract of employment (the "MoHRE Contract"). The terms of this offer (this "Offer") should be read in conjunction with the MoHRE Contract and together they shall form the terms and conditions of your employment with the Company.

The key terms of your employment are:

Designation	General Counsel
Reporting to / Account Manager	Joshua Payne (CEO) / Nicola Mason (Account Manager)
Joining date	November 01, 2024
Contract type	Two year fixed term (renewable)
Nationality	Australian

1.
Remuneration

You will be paid in a monthly basis as per the following salary scale:

Salary Breakdown	AED
Basic Salary	100,993.75
TOTAL SALARY	100,993.75

2.
Engagement and Term

The Company will engage you to provide certain services to the Client as more particularly described in Annex 1 to this Offer (the "Services").

Your employment with the Company will commence on November 01, 2024 and will continue (subject to earlier termination as provided below) unless and until terminated by either party giving to the other not less than three month’s written notice.

3.
Services

You will use your best endeavours to promote the interests of the Client and shall provide the Services and such other services as may reasonably be required by the Client from time to time. You will:

•
perform the Services and your duties under this Offer with all due care, skill and ability and to the best of your ability;
•
devote your full time, attention and abilities to your duties and the Services;
•
at all times comply with the Company's and Client's reasonable instructions;
•
abide by all the Company's and the Client's regulations, policies, procedures, rules on the conduct from time to time in force;
•
promptly correct any errors in your work which are notified to you by the Client;
•
promptly give to the Company and the Client all such information and reports as may be reasonably required in connection with matters relating to the provision of the Services and your duties in this Offer or the business of the Client or any Client Group Company;
•
take all reasonable steps to offer (or cause to be offered) to the Client any business opportunities of which you become aware which relate to the business of the Client or any Client Group Company or which may be of benefit to the Client or any Client Group Company as soon as practicable after the same has come to your knowledge and in any event before offering (or causing to be offered) such opportunities to any other party.

You have no authority (and shall not hold yourself out as having authority) to bind the Client save in so far as you are specifically authorised to do so by the Client in writing.

4.
Medical Insurance

Private medical insurance will be provided for you in accordance with Company policy and shall be strictly subject to the rules of any relevant plan and any related insurance policy (as amended from time to time) and shall be in accordance with Dubai Health Authority regulations.

5.
Involuntary Loss of Employment Insurance (ILOE):

As part of your onboarding process, we will be subscribing you to the Involuntary Loss of Employment Insurance (ILOE) scheme. This mandatory scheme is designed to protect workers in the event they lose their job.

The cost for a 2-year subscription will be:

•
126 AED if your salary is below 16,000 AED per month
•
252 AED if your salary is 16,000 AED per month or higher

This amount will be deducted from your first salary payment. For more information about the ILOE scheme, please visit www.iloe.ae.

6.
End of Service Gratuity

Upon the conclusion of your employment, the Company provides eligible expatriate employees with an end of service gratuity in accordance with the UAE Federal Law No. 33 of 2021 Regulating Labour Relations ("Labour Law"). Any end of service gratuity will be calculated on the basis of basic salary only.

7.
Working Hours

Your normal hours of work are between 9.00 am and 5.30 pm Monday to Friday, or other such hours to be determined by the Client from time to time, together with such additional hours as may be necessary for the proper performance of your duties hereunder of the Services for which you will receive no additional remuneration.

8.
Annual Leave

Your annual leave entitlements will be thirty (30) days per calendar year to be applied as defined in the UAE labour law.

The Company's holiday year runs from January 1 to December 31. You must obtain prior written approval of any proposed holiday dates, on reasonable notice, from your Account Manager at the Client.

9.
Maternity Leave

A Female employee appointed to a permanent post on a full-time or part-time basis will be entitled to sixty days (60) maternity leave. The first forty-five (45) days will be with full pay and the remaining fifteen (15) days will be with half pay. A Female employee may apply to start her maternity leave up to thirty (30) days prior to the expected date of delivery, provided that the leave is for an uninterrupted period.

10.
Work Location

The UAE, however during the course of your employment the Company and the Client reserve the right to require you to perform your duties at any of its places of operation, or that of any Client Group Company, within the UAE or overseas, based on business needs at the time. This may include temporary relocation for special assignments, provided that such temporary relocation is approved by you.

11.
Travel

It is a condition of employment that you will undertake travel, reasonably required and as agreed with you in advance, to other countries in your territory as the needs arises (subject to no travel restriction having imposed by COVID-19 pandemic) and also subject to having the appropriate VISA in place.

You will be reimbursed for reasonable travelling, hotel and other expenses wholly, exclusively and necessarily incurred in providing the Services, provided these expenses have been agreed in advance with the Client and subject to you providing acceptable evidence in support of the expenses.

12.
Probation Period

The Probation Period is not applicable.

13.
Recruitment Expenses

The Company shall bear necessary expenses and authority related to the recruitment and onboarding process and the Client shall bear all necessary final expenses pertaining to the same at the beginning and throughout this contract including but not limited to such things as visa processing fees and work permit charges.

14.
Sick Leave

Subject to your compliance with the Company's sickness absence procedures (as amended from time to time) you are entitled to sick pay in accordance with the Labour Law. There is no contractual right to any sick pay over and above your entitlement in accordance with the Labour Law.

You agree to consent to medical examinations by a UAE-licensed doctor nominated by the Company and you agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant medical practitioner.

You will have to inform Connect Resources and your Account Manager at the Client via email in the event of sick leave. In case of your sick leave availed for more than two (2) calendar days, you will need to provide a medical certificate by the relevant government authority to Connect Resources and the Client Account Manager. You are also required to notify your Account Manager at the Client as soon as possible on the first day of absence of the reasons for your absence and how long it is likely to last.

15.
Confidentiality, Other Restrictions and Client Property

For the purposes of this clause 15:

"Confidential Information" means all and any information, in whatever form, of or relating to the Company or Client or any Client Group Company which you (or, where the context so requires, another person) have obtained by virtue of your employment with the Company or engagement with the Client and which the Company or the Client or any Client Group Company regard as confidential, including (but not limited to):

(a)
financial information, results and forecasts, sales targets and statistics, market share and pricing statistics, profit margins, price lists, discounts, credit and payment policies and procedures;
(b)
information relating to business methods, corporate plans, business strategy, marketing plans, management systems, maturing new business opportunities, tenders, advertising and promotional material;
(c)
information relating to and details of clients, customers, prospective clients and customers, suppliers and prospective suppliers including their identities, business requirements and contractual arrangements and negotiations with the Company, the Client or any Client Group Company;
(d)
details of employees, officers and workers of and consultants to the Company, the Client or any Client Group Company, or any of their clients, their remuneration details, job skills, experience and capabilities and other personal information;
(e)
information relating to trade secrets, research activities, development projects, inventions, designs, know-how, technical specification and other technical information in relation to the development or supply of any future product or service of the Company, the Client or any Client Group Company or any of their clients and information concerning the intellectual property portfolio and strategy of the Company, the Client or any Client Group Company;
(f)
any information in respect of which the Company, the Client or any Client Group Company is bound by an obligation of confidence to a third party,

but excluding any information which:

(i)
is part of your own stock in trade;
(ii)
is readily ascertainable to persons not connected with the Company, the Client or any Client Group Company or relevant client without significant expenditure of labour, skill or money; or
(iii)
which becomes available to the public generally other than by reason of a breach by you of your obligations under this Offer;

During your employment with the Company and engagement with the Client and at any time after the termination of this Offer (without limit in time) you agree not to copy, use for your own or another's benefit or disclose to any person, company or organisation whatsoever any Confidential Information other than in the proper performance of your duties or where you are required by law or properly authorised by the Company (and, where relevant, the Client and any Client Group Company) to disclose such information or (after termination) where such information is in the public domain other than through your default or active breach of this clause 15.

You are responsible for protecting the confidentiality of the Confidential Information and shall:

•
use reasonable endeavours to prevent the use or communication of any Confidential Information by any unauthorised person, company or organisation; and
•
inform the Company (and, where relevant, the Client) immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

The restriction above does not apply to information which you may be ordered to disclose by a court of competent jurisdiction or as may be required by law.

You will deliver up (free of any restriction, condition or encumbrance) to the Client, at the Client's sole cost and expense, on request from time to time and on the termination of your employment with the Company all notes and records made by you relating to the provision of the Services and all other material containing Confidential Information obtained in the course of providing the Services or your duties hereunder all documents, materials and things which are the property of the Client or any Client Group Company and all copies thereof. You also undertake to, on the termination your employment with the Company, irretrievably delete any information relating to the business of the Client (or any Client Group Company) stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of the Client.

16.
Termination of Employment

Either party may terminate this Offer by providing the other with a ninety (90) days' prior written notice.

The Company may in its sole and absolute discretion terminate your employment at any time and with immediate effect by electing to pay a sum in lieu of notice equal to the remuneration you would have been entitled to receive during the notice period referred to in the preceding paragraph (or, if notice has already been given, during the remainder of the notice period).

Notwithstanding the preceding two paragraphs, the Company may terminate your employment with immediate effect without notice and without payment in lieu of notice if you:

•
if you no longer hold valid authorization to work and reside in the UAE;
•
you commit an act of gross misconduct;
•
you are guilty of any fraud or dishonesty;

•
are guilty of a serious breach of any principles, laws, rules, regulations or policies or any corporate governance code or guidelines applicable to you or the Company or the Client for any Client Group Company from time to time;
•
you commit any criminal offence in the UAE or elsewhere;
•
you act in a manner which brings or may bring the Company or the Client or any Client Group Company into disrepute or is materially adverse to the interests of the Company or the Client or any Client Group Company;
•
if your negligent or purposefully harmful actions or lack of action causes the Company and/or the Client to suffer serious monetary or material losses to their business.
•
if you are declared bankrupt or make any arrangement with or for the benefit of your creditors; or
•
for any other reason as permitted under Article 44 or 45 of the Labour Law.

Any delay by the Company in exercising its right to terminate shall not constitute a waiver thereof.

17.
Obligations on Termination

On the termination of the employment (howsoever arising), you must immediately return to the Company or the Client at its sole cost and expense (as applicable) all property of the Company, the Client or Client Group Company which may be in your possession or control (including, without limitation, Confidential Information, work products, keys, mobile phone, company car (if any), computer equipment, correspondence, documents, papers, memoranda, notes and records (in whatever media and together with any codes or implements necessary to give full access to such records), a relating to the business or affairs of the Company, the Client or Client Group Company or their clients and all copies of the above. You must also irretrievably delete any information relating to the business of the Company, the Client or Client Group Company stored on any magnetic or optical drive or solid state memory device or cloud server and all matter derived from such sources which is in your possession or under your control, inside or outside the Company or the Client's premises.

You will not make any adverse or derogatory comments about the Company, the Client or any Client Group Company or any of their respective current or former officers, directors, employees, contractor agent, customer, supplier or shareholder (the "Relevant Personnel") and shall not do or omit to do anything which shall, or may, bring the Company or any Client Group Company or any Relevant Personnel into disrepute.

You shall at any time on request by the Company or Client immediately return all Confidential Information in your possession or under your control.

18.
Conflicts of Interest

You will not (except as a representative of the Company or with the prior written approval of the Company and the Client (such consent not to be unreasonably withheld or delayed) whether paid or unpaid, directly or indirectly:

•
undertake, be engaged or concerned in the conduct of;
•
be or become an employee, agent, partner, consultant or director of; or
•
assist or have any financial interest in (other than any holding as a bona fide investment of not more than three per cent of the total issued share capital in any company, whether or not its shares are listed or dealt in on any recognised investment exchange), in each case, any other business, trade, profession or occupation, whether actual or prospective.

For the avoidance of doubt, it will be deemed unreasonable for the Company and the Client to withhold its consent to any of the above if (i) it relates to any business, trade, profession or occupation which does not compete with the business of the Client or any Client Group Company from time to time and (ii) it is for a time commitment that could not reasonably be considered to impact your ability to perform your duties to the Client during the term of your employment with the Company.

You warrant that you have disclosed to the Company all circumstances in respect of which there is or might be a conflict of interest between you and the Company and/or you and any Client Group Company and you agree to disclose immediately to the Company any such circumstances which arise at any time during your employment with the Company.

19.
Post Termination Restrictions

In this clause 19:

"Capacity" means as agent, consultant, director, employee, owner, and shareholder or in any other capacity; "Customer" means any person, firm, company or entity who or which at any time during the Relevant Period (i) was provided with goods or services by the Client or any Client Group Company; or (ii) was in the habit of dealing with the Client or any Client Group Company, other than in a de minimis way, and about whom or which you have confidential information; and in each case with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

"Key Employee" means any person who immediately prior to the Termination Date was employed or engaged by the Client or any Client Group Company who could materially damage the interests of the Client or any Client Group Company if they were involved in any Capacity in any business which competes with any Restricted Business, and with whom you had personal dealings during the Relevant Period;

"Prospective Customer" means any person, firm, company or entity to whom or which, during the period of six months prior to the Termination Date, the Client or any Client Group Company had submitted a tender, made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of goods or services and with whom or which you, or any person who reported directly to you, had material dealings at any time during the Relevant Period;

"Relevant Period" means the period of your employment with the Company prior to the Termination Date; "Restricted Business" means those parts of the business of the Client and any Client Group Company with which you were involved to a material extent during the Relevant Period;

"Supplier" means any person, firm, company or entity who or which was at any time during the Relevant Period a supplier of services or goods (other than utilities and goods or services supplied for administrative purposes) to the Client or any Client Group Company and with whom or which you, or any person who reported directly to you, had material dealings during the Relevant Period;

"Termination Date" means the date on which the employment with the Company terminates howsoever arising.

You covenant with the Company (for itself and as trustee and agent for each Client Group Company) that you will not, directly or indirectly, on your own behalf or on behalf of or in conjunction with any firm, company or person:

•
for 12 months following the Termination Date solicit or endeavour to entice away from the Client or any Client Group Company the business or custom of a Customer or Prospective Customer with a view to providing goods or services to that Customer or Prospective Customer in competition with any Restricted Business or otherwise induce, solicit or entice or endeavour to induce, solicit or entice any Customer to cease conducting, or reduce the amount of, business with the Client or any Client Group Company or discourage or prevent any Prospective Customer from conducting business with the Client or any Client Group Company;
•
for 12 months following the Termination Date solicit or endeavour to entice away from Client or any Client Group Company the business or custom of any Supplier in the course of any business which is in competition with any Restricted Business;
•
for 12 months following the Termination Date offer to employ or engage or otherwise endeavour to entice away from the Client or any Client Group Company any Key Employee (whether or not such person would breach their contract of employment or engagement);
•
for 12 months following the Termination Date employ or engage or facilitate the employment or engagement of any Key Employee (whether or not such person would breach their contract of employment or engagement) in any business which is in competition with any Restricted Business; or
•
at any time after the Termination Date represent yourself as being in any way connected with (other than as a former employee of the Company), or interested in the business of the Company, the Client or any Client Group Company or use any registered names or trading names associated with the Company, the Client or any Client Group Company.

None of the restrictions in this clause 19 shall prevent you from:

•
holding an investment;
•
being engaged or concerned in any business insofar as your duties or work relate solely to geographical areas where that business is not in competition with any Restricted Business; or
•
being engaged or concerned in any business insofar as your duties or work relate solely to services or activities of a kind with which you were not concerned to a material extent during the Relevant Period.

Each of the restrictions contained in this clause (on which you have had the opportunity to take independent legal advice) is intended to be separate and severable and while they are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions is held to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Client or any Client Group Company but would be valid if any particular restriction(s) were deleted or some part or parts of its or their wording were deleted, restricted or limited then such restriction(s) shall apply with such deletions, restrictions or limitations as the case may be.

20.
Intellectual Property

In this Clause 20:

"Intellectual Property Rights" means all intellectual property rights, including patents, utility models, rights to inventions, copyright, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Materials" means any and all works of authorship, products, documents, papers, designs, graphical works, databases, images, photographs, drawings, transparencies, typographical arrangements, discoveries, inventions, logos, research, processes, systems, programs, know-how, data, diagrams, charts, results, information, methodologies, ideas, concepts, models, prototypes, improvements, innovations, plans, specifications and studies, and all other materials in any form (including hard copy and electronic form), in each case, made, created or developed after the date of this Offer by you on behalf of, or for the benefit of, the Client or the Client Group under this Offer, including that which arise directly from the information of, facilities of or equipment of the Client or the Client Group. For the avoidance of doubt, Materials shall not include any of the foregoing in existence prior to the date of this Offer, or that are created or developed by you outside of, or independent of, Services performed by you under this Offer.

All Intellectual Property Rights in all Materials (in whatever form) and other work prepared by you in the course of providing the Services or otherwise related to the Services or created using any of the Client's facilities or equipment and any invention or discovery arising as a result of the provision of the Services or in relation to them shall (from the outset) be vested in the Client and you hereby assign to the Client, so far as such rights are capable of such assignment, by way of future assignment all rights, title and interest in any such Intellectual Property Rights, inventions and discoveries and in all other cases hereby irrevocably agree to assign such rights and you hereby irrevocably waive all moral rights under the relevant UAE legislation (and all similar rights in other jurisdictions) which you have or will have in such documents and other work, whether existing or future.

You undertake promptly, at the request and expense of the Client (whether during your employment with the Company or after its termination) to execute such documents and do such acts as may be required by the Client in order to vest in or give the Client the full benefits of such rights and secure the rights referred above.

You warrant and undertake that, as far as you are aware, any design, documentation, software or other materials or information furnished or used by you in the provision of the Services will not infringe any Intellectual Property Rights or any other right whatsoever of any third party or incorporate any third party rights. You will indemnify and keep the Company indemnified against any liability, loss, damage, costs, and expenses (including professional advisers' fees) which the Company incurs as a result of a breach by you of this clause.

21.
Data Protection

The Company will process and may transfer to Client and Client Group Companies data relating to you ("personal data") (including special categories of data) for legal, personnel, administrative and management purposes. The Company may make such information available to any Client Group Company, those who provide products or services to any Client Group Company, regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

The Client (or any Client Group Company) will monitor, hold and process, both electronically and manually, the data (including special category data and information contained in e-mail, e-mail attachments and computer systems) it collects in relation to you for the purposes of the Client's (or any Client Group Company's) administration and management and for compliance with applicable procedures, laws and regulations.

You must take all reasonable steps to assist the Company to comply with any applicable data protection legislation (as in force from time to time) which applies in connection with the provision of the Services. For the purposes of data protection legislation, you acknowledge that the Client (or any Client Group Company) is a data controller and the Company may be a data processor. You shall, in relation to any personal data processed in connection with the Services, process personal data only on written instructions from the Company as your employer (including where it notifies you to do so, on instructions from the Client (or any Client Group Company), and keep the personal data confidential.

22.
Disciplinary and suspension

The Company's and/or Client’s non-contractual disciplinary policy is available from Human Resources.

The Company may suspend you from any or all of your duties (including the Services) during any period in which the Company or the Client is investigating any matter involving you or while any disciplinary procedure against you is outstanding. During any period of suspension (save for if the suspension is issued as a disciplinary sanction) you may or may not continue to receive your remuneration and contractual benefits in the usual way (the rules for disciplinary and suspension’s will be followed as per the terms set in UAE labour law) and you shall remain an employee of the Company and bound by the terms of this Offer until the investigation has concluded an outcome, of which will be communicated to you directly. Should the outcome be favourable to you any withheld remunerations (if applicable) will be reinstated to you for the period of the suspension.

23.
Policies and procedures

In addition to the terms and conditions set out in this Offer and the employment contract, internal policies and procedures of the Company, the Client and each relevant Client Group Company will apply to you during your employment with the Company, which may be updated or modified periodically. You will be required to familiarise yourself with those policies and procedures and abide by them throughout the course of your employment.

24.
Governing Law

Your employment contract and the terms and conditions of this Offer will be governed by and construed in accordance with the laws of the United Arab Emirates as applied in the Emirate of Dubai. The parties irrevocably agree that the courts of the Emirate of Dubai shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Offer or its subject matter or formation (including non-contractual disputes or claims).

25.
Validity and Limitations of Offer

This Offer, if not accepted, will automatically lapse three (3) calendar days from the date of issue above. This Offer and your appointment are also subject to your passing a medical examination, clearance of your employment/residency application by the UAE authorities.

26.
Amendments

The Company reserves the right to modify any of the above listed benefits having first consulted with you in relation to the proposed change.

27.
Third Party Rights

The Client or any Client Group Company may enforce the terms of this Offer against you but this Offer shall not convey any rights on any other third party.

28.
Acceptance and Commencement

To accept the terms and conditions set out in this Offer, please initial each page, sign and return the original letter to Connect Resources. If you would like to discuss any aspect of this Offer, please do not hesitate to contact us. The compensation, terms and conditions of employment as set out in this Offer constitute the entire agreement and understanding between you and the Company and shall supersede any previously issued verbal or written agreements and shall be binding on both parties.

We would like to take this opportunity to welcome you to the Company and hope that your career with the Client will be happy and mutually rewarding.

Kind regards,

For and on behalf of the Company

Tim Partridge

Authorized signatory

Employee acceptance:

I hereby confirm that I accept the above, based on the terms and conditions outlined in this Offer.

/s/ Phoebee Chan	15 October 2024
Employee signature	Date

ANNEX 1 - SERVICES

The below description of the Services is to give an indication of the key services to be provided, but are not envisaged as an exhaustive list and you may be required to provide additional services from time to time as directed by the Client. The key Services are as follows:

•
Oversee all legal aspects of the company, including corporate governance, contracts, regulatory compliance, and intellectual property.
•
Provide expert and strategic legal advice to the executive team and support business development initiatives.
•
Draft, review, and negotiate a variety of commercial agreements and contracts.
•
Develop and implement policies to ensure compliance with laws and regulations.
•
Manage internal and external legal resources and work closely with external counsel as needed.

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